Exhibit 23.2

KPMG LLP
Suite 900
8350 Broad Street
McLean, VA 22102

Consent of Independent Registered Public Accounting Firm
We consent to the use of (i) our reports dated February 26, 2025, with respect to the consolidated financial statements of Host Hotels & Resorts, Inc., and the effectiveness of internal control over financial reporting, and (ii) our report dated February 26, 2025, with respect to the consolidated financial statements of Host Hotels & Resorts, L.P., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
McLean, Virginia
June 12, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.